Exhibit 10.1

Certain identified information marked with [***] has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.

February 26, 2025

Niccolo de Masi

Re: Employment Offer

Dear Niccolo:

On behalf of IonQ, Inc. (the “Company”), we are excited to offer you the position of Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”). Your anticipated start date is February 26, 2025 (the date of your commencement of employment with us, the “Start Date”), subject to your reporting for work on such date and the other terms and conditions of this letter. Your principal work location will be in Austin, Texas, subject to required travel to Company offices and other locations as requested by the Company from time to time.

In your role as Chief Executive Officer, you agree to devote your full business time and best efforts to the performance of your job for the Company. However, you may (i) engage in civic, charitable, educational, and non-profit activities, and manage your personal investments, and (ii) with the prior consent of the Board, engage in other activities, including, but not limited to, sitting on outside boards of directors (or similar governing bodies) of the for-profit entities as shown on Exhibit E attached hereto, which boards and other activities on Exhibit E shall be considered pre-approved by the Board for this purpose, except that none of the foregoing activities in (i) or (ii) shall violate any written Company policy made available to you or your restrictive covenants under the CIIA (as described below), create a conflict with the Company or its business or your fiduciary duties to the Company, or otherwise materially interfere with your performance of your duties and responsibilities to the Company.

You are currently a member of the Board and, while you remain the Company’s Chief Executive Officer, the Company shall nominate you for election to the Board at each applicable meeting of the Company’s shareholders in which your Board seat is up for election.

Your position is considered an exempt, salaried position for purposes of federal wage and hour law. Your employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised, or deleted from time to time in the Company’s sole discretion. Other terms of your employment are set forth below.

Compensation

Base Salary: Your base salary will be $500,000 on an annualized basis (the “Base Salary”), subject to applicable tax and other deductions and withholdings (as are all compensation and benefits payable or provided to you by the Company or its subsidiaries) and payable at the frequency and in accordance with the Company’s regularly established policies. Your Base Salary may be increased from time to time in the Board’s discretion but shall not be decreased (unless part of an “across-the-board,” proportionate, one-time reduction in compensation of all similarly situated executive officers of the Company, not to exceed 15%).

Bonus Incentives: You will be eligible to receive an executive company performance-based annual bonus. The target annual bonus will be 100% of your Base Salary (the “Target Bonus”), and your eligibility to receive any such annual bonus will be based on meeting a defined set of executive team performance goals and metrics set annually by the

Board or an authorized committee of the Board, as determined by the Board or an authorized committee of the Board in its sole discretion (and, in respect of calendar year 2025, your annual bonus, subject to the remainder of this paragraph, will be equal to no less than a prorated portion of the Target Bonus based on the Start Date (i.e., $423,288 if the Start Date occurs on February 26, 2025)). To be eligible to receive any such annual bonus, you must, except as otherwise expressly set forth in the Company’s Executive Severance Plan, as amended from time to time (the “Severance Plan”), remain employed through the date of payment of such annual bonus, and annual bonuses will be paid no later than March 15th of the calendar year following the calendar year to which they relate, and otherwise in compliance with the Company’s then-current annual incentive policy or program.

Performance Equity: On the Start Date, you will receive a performance-based restricted stock unit (“PSU”) award, with respect to an aggregate target number of PSUs equal to $27,000,000 divided by the closing price of a share of the Company’s common stock on the Start Date, rounded to the nearest whole number (the “Target PSUs”), with the opportunity to vest in up to 200% of the Target PSUs, with vesting based on the Company’s achievement against performance metrics established by the Board for the three (3)-year performance period covering the 2025, 2026, and 2027 calendar years and as more fully set forth in the form of PSU award agreement and grant notice attached to this letter as Exhibit A (the “PSU Award Agreement”). The terms and conditions of your PSU award, including the vesting schedule, expiration date, and other material terms are set forth in the PSU Award Agreement and the IonQ, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Equity Plan”). To accept the awards, you must execute the PSU Award Agreement.

Equity Make-Whole Award: On the Start Date, you will receive a restricted stock unit (“RSU”) award, with respect to a number of RSUs equal to $20,000,000 divided by the closing price of a share of the Company’s common stock on the Start Date, rounded to the nearest whole number, with a cliff-vesting date on the second (2nd) anniversary of the Start Date and subject to additional forfeiture conditions, in each case as more fully set forth in the form of RSU award agreement and grant notice attached to this letter as Exhibit B (the “RSU Award Agreement”). The terms and conditions of your RSU award, including the vesting schedule, expiration date, and other material terms are set forth in the RSU Award Agreement and the Equity Plan. To accept the award, you must execute the RSU Award Agreement. As we have discussed and as more fully set forth in the RSU Award Agreement, the RSU award is intended as a “make-whole” award opportunity in respect of equity or deferred compensation awards granted by a prior employer that you may forfeit as a result of commencing employment with the Company.

You will not be eligible for new grants of equity or equity-based awards until calendar year 2028, unless otherwise determined by the independent members of the Board or an authorized committee of the Board.

Benefits and Paid Time Off

You will be eligible to participate on the same basis as similarly situated senior executives of the Company in the Company’s benefit plans as in effect from time to time during your employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. We have attached a summary of the Company’s current benefits package for you to review.

You will additionally be eligible to participate in the Company’s paid time off policies as in effect from time to time, on the same basis applicable to other senior executives of the Company and on terms no less favorable than any other senior executive.

Expense Reimbursements

You will be eligible for reimbursement for reasonable out-of-pocket costs incurred by and associated with your duties (excluding, for the avoidance of doubt, commuting costs or expenses from your principal residence to your principal work location), subject to compliance with the Company’s guidelines and policies, necessary approvals for items of particular amounts or character, and required documentation. For the avoidance of doubt, to the extent that any reimbursements payable to you pursuant to this letter are subject to the provisions of Section 409A of the Internal Revenue Code of 1986 (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this letter will not be subject to liquidation or exchange for another benefit.

In addition, you will be up reimbursed for your reasonable, out-of-pocket, and documented legal fees incurred by you in connection with negotiating and entering into this letter and the documents attached hereto, subject to your submission of an invoice regarding such legal fees to the Company within sixty (60) days following the Start Date, except that such reimbursement shall not exceed $50,000 in the aggregate (and which will not, for the avoidance of doubt, be “grossed up” for any taxes that may be imposed on such reimbursement (including if such reimbursement is reportable as income, which the Company shall determine in good faith)).

Severance Plan

You will be eligible to participate in the Severance Plan under the terms and conditions provided in the Severance Plan and the form of Participation Agreement attached as Exhibit C to this letter, to be executed by you on the Start Date. Without limitation of Section 5.3 of the Severance Plan, in the event of a “change in ownership or control” of the Company (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder), the Company shall request that the provider engaged to make the calculations described in Section 5.3 of the Severance Plan also make recommendations to mitigate the value of the Payments (as defined in the Severance Plan) to reduce the amount of the Excise Tax (as defined in the Severance Plan) and/or the size of the reduction required to reach the applicable “Higher Amount” (as defined in the Severance Plan), and the Company will consider any such recommendations in good faith prior to applying Section 5.3 of the Severance Plan to any Payments to you.

Indemnification

You will continue to be provided with indemnification pursuant to the Company’s standard form of indemnification agreement for its directors and executive officers that you previously executed, which remains in full force and effect in accordance with its terms (the “Indemnification Agreement”).

At Will Employment

Your employment with the Company will be “at will”; in other words, either you or the Company will have the right to terminate your employment with the Company at any time, with or without cause, in your or the Company’s discretion.

Authorization to Work

The offer is contingent upon your meeting the eligibility requirements for employment in the United States. For purposes of federal immigration law, you must provide the Company sufficient documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of the Start Date, or the Company’s employment relationship with you may be terminated.

No Breach of Obligations to Prior Employers

By signing this letter, you are representing that you have full authority to accept this position and perform the duties and responsibilities of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties and responsibilities for the Company. You specifically represent and warrant that you are not subject to any employment agreement, restrictive covenants, or any other agreement or arrangement preventing the performance of your duties or responsibilities to the Company. You agree not to bring to the Company or use in the performance of your duties or responsibilities to the Company any trade secrets, materials, or documents of a former employer or other service recipient that are not generally available to the public other than as a result of our actions or inactions, unless you have obtained express written authorization from the former employer or other services recipient for their possession and use. You also agree to honor all obligations to former employers and service recipients during your employment with the Company.

Other Contingencies

This offer is contingent on your execution of the Company’s Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (“CIIA”), a copy of which is attached as Exhibit D, and return to the Company with your executed offer letter. Unless and until all such steps have been completed, this offer of employment may be withdrawn.

Governing Law and Arbitration

This letter will be governed by the substantive laws of the State of Texas. In the unlikely event of a dispute between the Company and you arising out of your employment or the termination of your employment, we each agree to submit our dispute to binding arbitration pursuant to the Federal Arbitration Act. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment and that any claims brought hereunder must be brought in an individual capacity (i.e., not as part of a class action or representative proceeding). Arbitration will be held in Austin, Texas, in front of a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association. While this agreement to arbitrate is intended to be broad (and covers, for example, claims under state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.), it is not applicable to claims that are not subject to arbitration under applicable law (to the extent such law is not preempted by the Federal Arbitration Act or otherwise invalid), your rights under applicable workers’ compensation laws, or claims related to enforcement of the CIAA. The Company will pay the costs of the arbitrator in any such arbitration. The arbitrator shall (a) have the authority to compel adequate discovery and award such relief as would otherwise be permitted by law and (b) issue a signed written statement regarding the disposition of each claim and any relief awarded, the reasons for the award, and the essential findings and conclusions on which the award is based. Nothing in this letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any arbitration award or order may be entered and enforced as a judgment in the federal and state courts of any competent jurisdiction.

Entire Agreement

By signing this letter, you acknowledge that the terms described in this letter, together with the attachments hereto, the Severance Plan, the Equity Plan, and the Indemnification Agreement, set forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral (including, without limitation, any term sheet related hereto or thereto), and there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended waived, released, discharged, or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion but subject to the terms and conditions of this letter, the attachments hereto, the Severance Plan, and the Equity Plan, adjust your Base Salary, incentive compensation, equity and equity-based plans, benefits, job title, locations, duties, responsibilities, and reporting relationships.

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[signature page follows]

Acceptance

The Company’s offer of employment will remain open until February 26, 2025, and it will expire on that date if not accepted. Please indicate your acceptance of this offer by signing below and returning to me this letter along with the executed CIIA. We look forward to welcoming you to the Company and working together with you to foster Company growth and success, professional development, and personal satisfaction and achievement.

Sincerely,

IonQ, Inc.

/s/ Peter Chapman

Name: Peter Chapman

Title: Executive Chairman

ACCEPTED AND AGREED TO

Date: February 26, 2025

/s/ Niccolo de Masi

Niccolo de Masi

EXHIBIT E

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